SEPARATION AGREEMENT AND RELEASE Between EXPENSIFY, INC. And ANU MURALIDHARAN

A.INTRODUCTION
    Anu Muralidharan’s (“Employee”) employment with Expensify, Inc. (the “Company”) will end on December 29, 2025 (“Separation Date”). The purpose of this Separation Agreement and Release (“Agreement”) is to state the conditions of separation of Employee from the Company and to resolve any dispute that might have arisen between Employee and the Company. In this Agreement, “Employee” includes Employee’s heirs, beneficiaries, executors, successors, assigns, and all others claiming an interest through Employee.
B.THE COMPANY’S PROMISES TO EMPLOYEE
    In full consideration for Employee’s execution of this Agreement, including its incorporated release of all claims and Employee’s fulfillment of the promises contained in this Agreement, the Company promises the following:
(1)Separation Pay: The Company will pay Employee in the gross amount of Five Hundred Fifty Thousand and 00/100 Dollars ($550,000.00) (the “Separation Pay”); of that total Separation Pay, $70,421 will be paid directly to Mansell Law LLC as attorneys’ fees, and Mansell Law LLC will provide a Form W-9 and be issued a Form 1099-MISC, Box 10 for such payment. The Separation Pay will be paid in two installments, with an initial installment equal to two-thirds (2/3) of the Separation Pay (which initial installment includes the attorneys’ fees portion described above) paid within thirty (30) days following the ADEA Effective Date of this Agreement (see Section F.(9)), and a final installment equal to one-third (1/3) of the Separation Pay paid ninety (90) days after the date of the initial installment. From each payment made to Employee, the Company will make the deductions for state and federal income taxes, FICA, etc. it determines appropriate.
(2)Unemployment Claims: The Company will not challenge any truthful claim for unemployment. Decisions regarding eligibility for unemployment are made by the appropriate government agency.

(3)Equity: Pursuant to certain Notices of Stock Option Grant and corresponding Stock Option Agreements (the “Option Agreements”), Employee was granted options to purchase an aggregate of 347,160 shares of the Company’s Common Stock. Effective as of the Separation Date, an aggregate of 36,300 of the shares underlying the Option

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Agreements are vested and exercisable per the terms of the Option Agreements and the remaining 0 option shares and 101,390 restricted stock units will be canceled. The Option Agreements will remain in full force and effect, and Employee agrees to remain bound by them after the Separation Date. For avoidance of doubt and subject to applicable law, only incentive stock options exercised within three (3) months of Employee’s Separation Date will remain incentive stock options. Pursuant to certain Early Exercise Notices and Restricted Stock Purchase Agreements (“RSP Agreements”), you were granted 0 shares of the Company’s Common Stock. Effective as of the Separation Date, an aggregate of 0 of the shares underlying the RSP Agreements are vested and the remaining 0 shares underlying the RSP Agreements remain unvested (the “Unvested Shares”), including 0 shares of the Company’s LT10 Common Stock and 0 shares of the Company’s LT50 Common Stock. The Company hereby elects to exercise its Repurchase Option (as defined in the RSP Agreements) whereby it will repurchase all of the Unvested Shares at the original purchase price per Share as specified in the RSP Agreements for an aggregate repurchase price of 0. The RSP Agreements will remain in full force and effect, and Employee agrees to remain bound by them after the Separation Date. Employee acknowledges and agrees that as of the Separation Date, Employee is not entitled to receive any other equity in the Company except as described in this Section.

(4)LT50 notice waiver and conversion: The Company agrees that, promptly following the General Effective Date and in any event within ten (10) business days of Employee’s written request, the Company will recommend to the Board of Directors that the Board approve, pursuant to Section 3(F)(ii) of the Charter, a waiver of any and all requirements and restrictions under Section 3(H) of the Charter applicable to the conversion of Employee’s LT50 Common Stock into shares of Class A Common Stock (including any notice requirement and any post-notice holding restriction), with the intended result that Employee may convert such LT50 Common Stock into shares of Class A Common Stock as soon as reasonably practicable following the General Effective Date; the Company will support the request and will not oppose it, and upon Board approval the Company will take all actions reasonably necessary to implement the conversion. The Company acknowledges that following such conversion, such resulting shares of Class A Common Stock will not be subject to any transfer restrictions under the Charter, however the transfer of such shares will continue to be subject to applicable federal and state securities laws and any generally applicable insider trading or blackout policies.
C.EMPLOYEE’S PROMISES TO THE COMPANY
    In consideration of the payment to Employee under Section B., above, which Employee acknowledges constitutes good, sufficient, and valuable consideration, over and above any consideration to which Employee is otherwise entitled, Employee agrees to and promises the following:
(1)General Waiver: Employee waives, releases, and discharges the Company and the other Released Parties (as defined below), from all actions, causes of actions, claims and demands

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whatsoever, whether in law or in equity, and whether currently known or unknown, arising from or related to any act, omission, or thing occurring or existing at the time of or prior to the date of the execution of this Agreement.
(2)Specific Waiver: Employee agrees that the release set forth in Section C.(1) includes, but is not limited to, any and all claims based upon or related to: Employee’s employment with, or separation from, the Company; Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; The Americans with Disabilities Act; The Age Discrimination in Employment Act; ; The Family and Medical Leave Act; The Fair Labor Standards Act; Executive Order 11246; 42 U.S.C. §§ 1981, 1985, 1988; the Employee Retirement Income Security Act (ERISA); the Worker Adjustment and Retraining Notification Act (WARN); the New York Constitution; the New York Equal Pay Law, the New York Human Rights Law, the New York Civil Rights Law, the New York Whistleblower Law, the New York Legal Activities Law, the New York Labor Law, the discrimination and retaliation provisions of the New York Workers’ Compensation and Disability Benefits Laws, the New York Occupational Safety and Health Law, the New York State Worker Adjustment and Retraining Notification Act, the New York wage-hour and wage-payment laws and regulations, the New York Minimum Wage Law, the New York Paid Sick Leave Law, the New York City Charter and Administrative Code, the New York City Human Rights Law, the New York City Paid Safe and Sick Leave Law; actual or alleged violations of any federal, state, or local law that prohibits wrongful termination, discrimination, harassment, or retaliation; claims for compensation of any kind; claims for attorneys’ fees and costs; and all other claims arising under any federal, state, or local constitutional law, statutory law, common law, regulations, ordinances, or equity, contract, or other source of law. Excluded from this release are any claims which cannot be released by law. Nothing in this Agreement shall affect the Employee’s right to file or participate in an investigative proceeding with the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state, or local agency.

(3)Unknown Claims: Employee agrees that the release set forth in Sections C.(1) and C.(2) specifically includes any and all claims, demands, obligations, and/or causes of action that have, through ignorance, oversight, or error, been omitted from the terms of this Agreement. Employee makes this waiver with the full knowledge of Employee’s rights and with specific intent to release both known and unknown claims. Employee understands that this Agreement does not release any right to challenge the knowing and voluntary nature of any ADEA waiver of claims as amended by the Older Workers Benefit Protection Act.
(4)Excluded Claims and Rights: Excluded from the release set forth above are any claims for breach of this Agreement and any other claims that cannot be waived by law, including but not limited to the right to file a charge or complaint with or participate in an investigation conducted by the EEOC, the National Labor Relations Board (“NLRB”), or any other federal, state, or local governmental agency charged with investigating

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complaints of employment discrimination, labor law violations, or the failure to properly pay wages (collectively, the “Governmental Agencies”). Governmental Agencies have the authority to carry out their statutory duties, which may include investigating charges and complaints, issuing determinations, filing a lawsuit in federal or state court, or taking any other action authorized under applicable statute or regulation. Employee retains the right to participate in any such action or proceeding and to communicate with such Governmental Agencies. Employee’s rights as described in this Paragraph are not limited by any confidentiality or non-disparagement obligation under this Agreement.
(5)No Right to Recover: Employee waives Employee’s right to accept any relief or recovery, including costs and attorneys’ fees, from any charge or complaint before any federal, state, or local court or administrative agency against the Released Parties, except as such waiver is prohibited by law. Employee further agrees that in the event Employee brings a released claim seeking damages against the Released Parties, or in the event Employee seeks to recover against the Released Parties on any released claim brought by a governmental agency on Employee’s behalf (except the U.S. Securities and Exchange Commission), this Agreement and its General Release shall serve as a complete defense to such released claims. Employee agrees to turn over to the Company any monetary relief recovered on Employee’s behalf (except by the U.S. Securities and Exchange Commission).
(6)“Released Parties” include: (a) Expensify, Inc.; and (b) each of its past, present, and future parents, franchisors, subsidiaries, divisions, partnerships, affiliates, and other related entities (closely or remotely connected); and (c) each of their past, present, and future owners, directors, officers, trustees, fiduciaries, shareholders, insurers, administrators, agents, employees, partners, members, associates, and attorneys; and (d) the predecessors, successors, and assigns of each of the foregoing persons and entities.
(7)Employee Representations and Confirmations: Employee confirms that Employee has not suffered any on-the-job injuries or illnesses for which Employee has not already filed a workers’ compensation claim, has no known occupational diseases, has not filed any legal proceeding(s) against any of the Released Parties, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. By accepting any payments or benefits paid or granted to Employee pursuant to Section B. of the Agreement, Employee acknowledges and agrees that Employee has been given an adequate opportunity to advise the Company’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts of which Employee is aware that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company.
(8)No Claim for Leave or Compensation: Employee confirms that Employee has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, expense reimbursements, meal periods and rest breaks, and/or benefits to which Employee is

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entitled, except as provided by this Agreement. Employee understands and acknowledges that Employee is not entitled to any severance benefits pursuant to any severance policy or plan. This Agreement does not, however, supersede any retirement income benefit to which Employee is eligible.
(9)Return of Company Property: Employee promises that, immediately following Employee’s Separation Date, Employee will return all the Company’s property of any type that Employee has in Employee’s possession. This includes any files, documents, product samples, keys, handbooks, manuals, computer printouts, computer disks, other electronic data, copies of any of the above items, and any other form of the Company’s property whatsoever. This does not include Employee’s laptop, which Employee may retain after it has been wiped by the Company. Employee agrees that the Company is not obligated to provide the Separation Pay until Employee complies with this Section.
(10)Voluntary Resignation and No Future Application for Employment: As additional consideration for the payments to be made, Employee agrees to voluntarily resign from the Company upon the Effective Date of this Agreement and Employee will not seek employment with the Company or any of the Released Parties without first repaying the consideration Employee received pursuant to Section B.(1). of this Agreement. In the event Employee is offered and accepts employment with the Company or any of the Released Parties without repaying the consideration, Employee may be terminated, or Employee’s offer of employment withdrawn, and such action shall not constitute grounds for any legal claim.
(11)Confidentiality: Employee agrees that Employee will keep the terms and conditions of this Agreement strictly confidential unless compelled to disclose them pursuant to any legal or administrative proceedings. Employee, however, may disclose the details of this Agreement to Employee’s spouse, attorney, and tax or financial advisors, after first informing them of this confidentiality requirement. This Section is not intended to prevent cooperation through investigation, testimony or otherwise with an administrative agency or court, or as otherwise required by law. The confidentiality provision in the Agreement does not prohibit or restrict Employee (or Employee’s attorney) from responding to any inquiry by the Securities and Exchange Commission (SEC), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee understands and acknowledges that Employee does not need the Company’s prior authorization to
(12)Non-Disparagement:
Employee agrees that Employee will not make any negative or disparaging statements about the Company, the Released Parties, or the Company’s products or services, and the Company agrees to instruct the following individuals will not make any negative or disparaging statements about Employee: David Barrett (Founder, CEO & Executive

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Director), Ryan Schaffer (CFO & Executive Director), Jason Mills (Chief Product Officer & Executive Director), Daniel Vidal (Chief Strategy Officer & Executive Director), Ellen Pao, Timothy Christen, and Ying Liu. A disparaging statement is any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient to question the business condition, integrity, product and service quality, confidence or good character of the Company, the Released Parties, or the Company’s products or services, or, with respect to Employee, would cause or tend to cause humiliation or embarrassment or to cause a recipient to question Employee’s integrity, professional competence, confidence, or good character. Employee further agrees that she will get approval from Daniel Vidal or Ryan Schaffer on the language to be used in her farewell email to the Company’s employees and that this Agreement is null and void with the Company relieved of any obligations herein, if Employee uses unapproved language. Employee agrees and acknowledges, and the Company likewise agrees and acknowledges, that compliance with this Section constitutes a material term of this Agreement. This Section is not intended to prevent cooperation through investigation, testimony or otherwise with an administrative agency or court, or as otherwise required by law
(13)Statement Regarding Separation: The Parties agree that the form attached hereto as Attachment B shall be the official communication regarding Employee’s employment with and separation from the Company. The Parties agree that they will not communicate about Employee’s separation from the Company, other than as stated therein.
(14)Tax Indemnification: Employee agrees that the Company offers no opinion on the taxability of payments to Employee under Section B. of this Agreement. Employee agrees that Employee is solely responsible for the payment of Employee’s share of all taxes and for the penalties and interest owing or determined to be owed by any appropriate taxing authority and that Employee will indemnify the Company for the same. This responsibility includes, but is not limited to, defending against any claim or liability against the Company and holding it harmless against the liability for the amount of federal, state, or local withholding taxes, penalties, and interest that, in such event should have been withheld from the payment under Section B. of this Agreement and any amounts that are due and payable by Employee under the law. Employee agrees to reimburse the Company for any and all expenses, including, but not limited to, attorneys’ fees and costs incurred responding to the claim for taxes.
(15)Satisfaction of All Obligations: Employee agrees that all obligations of the Company and the other Released Parties under any and all plans, agreements, policies, and/or practices have been satisfied or exceeded by the payments described in Section B., above. For avoidance of doubt, this Section does not release, limit, or otherwise affect the Company’s continuing obligations expressly set forth in this Agreement relating to Employee’s LT50 Common Stock, including the Company’s obligations to recommend and support the waiver described in the Equity paragraph in Section B and in the Voting Trust Agreement / LT Common Stock paragraph in Section C.

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(16)Non-Disclosure of Protected Information: Employee recognizes and acknowledges that Employee had access to confidential business information, trade secrets, or proprietary information concerning the Company, the Released Parties, and/or entities affiliated with the Company, of a special and unique value which is not in the public domain or otherwise generally known in the industry and which includes, without limitation, (i) books and records relating to operation, finance, and accounting, (ii) policies and matter relating particularly to sales and marketing, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). Protected Information does not include information about wages or any other terms and conditions of employment. Employee therefore agrees that Employee will not make any independent use of, or disclose to any other person or organization (except as authorized in writing by the Company) any of the Protected Information. Employee also recognizes and agrees that Employee’s duty not to disclose Company trade secrets survives this Agreement. This covenant shall not be interpreted or enforced by the Company to prohibit employees from discussing wages or any other terms and conditions of employment amongst themselves or third parties.
Pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state or local government official or attorney, for the sole purpose of reporting, or investigating a violation of the law. Employee understands that Employee may disclose trade secrets in a complaint or other document filed in a lawsuit, or other proceeding if such filing is made under seal. In addition, Employee understands that if Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret in the court proceeding if the Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Employee also understands that this paragraph is not intended and does not limit in any way Employee’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of such Protected Information, or any of the Company’s trade secrets. Employee further understands that this Agreement is not intended to limit Employee’s ability to communicate with any Government Agencies (including but not limited to the NLRB) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
(17)Post-Employment Truthful Testimony: Employee agrees that Employee will make herself available for and provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if such testimony becomes necessary in responding to, defending against, and/or addressing any charge, complaint, or claim filed by any person employed or formerly employed by the Company, or any third-party agency or

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entity. Employee agrees that Employee will not take any position, directly or indirectly, adverse to the Company or Released Parties in any such matter.
(18)Voting Trust Agreement / LT Common Stock: Employee acknowledges that for so long as Employee is the Beneficial Owner, as defined in the Voting Trust Agreement, dated November 9, 2021, by and among the Company, the Employee, the trustees named therein, and the other parties thereto (the “Voting Trust Agreement”), a copy of which is attached, of shares of LT10 Common Stock and/or LT50 Common Stock (“LT Common Stock”), such shares may not be withdrawn from the Trust (as defined in the Voting Trust Agreement) pursuant to Section 4(c) of the Voting Trust Agreement, and Employee will remain bound by the terms of the Voting Trust Agreement with respect to such shares, provided, however, that pursuant to Section 4(d) of the Voting Trust Agreement, any shares of Class A Common Stock received in connection with an Exchange (as defined in the Company’s Amended and Restated Certificate of Incorporation (the “Charter”)) that are held in the Voting Trust at the time of the Exchange and any shares of Class A Common Stock resulting from the conversion of LT Common Stock, in each case in accordance with the Charter, shall be deemed withdrawn from the Trust automatically at the time of the Exchange or conversion, as applicable.  Employee further acknowledges that, for the avoidance of doubt, the provisions in the Charter related to the Company’s capital stock, including LT Common Stock, will continue to apply to any shares beneficially owned by Employee, including, but not limited to, Section 3(H)(i), which grants the Company the right, following the Separation Date, to submit written notice of conversion on Employee’s behalf without Employee’s consent with respect to any shares of LT Common Stock Employee beneficially owns. The Company agrees that, upon the General Effective Date or earlier upon Employee’s written request, the Company will prepare and submit to the Board of Directors, and will recommend approval of, a waiver request pursuant to Section 3(F)(ii) of the Charter to waive any and all requirements of Section 3(H) of the Charter as applied to the conversion of Employee’s LT50 Common Stock into shares of Class A Common Stock (including any notice requirement and any post-notice holding restriction), and the Company will cooperate in good faith with Employee and any applicable trustees, administrators, or service providers to complete any administrative steps reasonably necessary to give effect to an approved waiver and conversion. Employee acknowledges that any applicable restrictions under Rule 144 of the Securities Act of 1933, as amended, will continue to apply to such shares of Class A Common Stock.

D.EMPLOYEE’S SPECIFIC RELEASE OF AGE DISCRIMINATION IN
EMPLOYMENT ACT CLAIMS
(1)Waiver of ADEA Claims: Employee acknowledges that this Agreement includes a release and waiver of any and all claims of age discrimination Employee may have under the Age Discrimination in Employment Act (ADEA) and the Older Worker Benefits

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Protection Act. Employee understands that Employee is not releasing any ADEA claims that arise after Employee signs this Agreement.

(2)Consideration for Waiver of ADEA Claims: The parties agree that the promises set forth in Section B. are being provided, in part, in exchange for Employee’s knowing and voluntary release and waiver of all rights and claims Employee has or may have arising under the ADEA.

(3)Consideration Period: Employee acknowledges that the Company has advised Employee, in writing, to consult with an attorney prior to executing this Agreement, and that the Company provided Employee with at least twenty-one (21) days to review and consider this Agreement before executing it. Employee agrees that, if Employee executes this Agreement prior to the end of the twenty-one (21) day period, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for at least twenty-one (21) days.

(4)Right to Revoke ADEA Claims: Employee and the Company agree that, for a period of seven (7) calendar days following the execution of this Agreement, Employee may revoke those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, and those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke. Should Employee exercise Employee’s right to revoke under this provision, Employee shall only be entitled to $500, less withholdings, and shall not be entitled to the other benefits and promises set forth in Section B. If Employee wishes to revoke, Employee must do so by confirmed delivery of written notice of revocation to Ryan Schaffer at [], no later than the seventh (7th) day following Employee’s execution of this Agreement. Employee’s initials at the bottom of this page indicate that Employee has specifically read this section and understands its terms.

(5)Binding Effect of Other Terms: All other terms and conditions of this Agreement shall be binding and enforceable immediately upon Employee’s execution of this Agreement, and shall remain effective regardless of whether Employee revokes Employee’s waiver and release of ADEA rights and claims.

E.    MEDICARE REPORTING REQUIREMENTS
Employee affirms that as of the date Employee signs this Agreement, Employee is not currently a Medicare beneficiary and has not received any Medicare benefits for medical services or items related to, arising from, or in connection with any released accident, occurrence, injury, illness, disease, loss, claim, demand, or damages that are subject to the Agreement and releases herein. Whether or not the Centers for Medicare & Medicaid Services (CMS) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to Employee under this Agreement, Employee agrees to (i) indemnify, defend and

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hold the Company harmless from any action by CMS relating to medical expenses of Employee, including full satisfaction by Employee of any lien(s) asserted by CMS; (ii) reasonably cooperate with the Company upon request with respect to any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, if applicable, including completion of the Medicare Information Authorization Form (Attachment A to this Agreement); and (iii) waive any and all future actions against the Company for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

F.MISCELLANEOUS TERMS AGREED TO BY THE PARTIES
In exchange for the promises made by and to Employee and the Company, they mutually agree to the following terms:
(1)Enforcement: Either party may enforce this Agreement in court if the other party breaches it. This Agreement may be used in a subsequent proceeding to enforce its terms.
(2)Severability: If a court refuses to enforce any part of this Agreement, the remainder of the Agreement will not be affected and will remain in force.
(3)Rule of Construction: The language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, and not strictly for or against either party. It is expressly understood and agreed that any rule requiring construction of this Agreement against its drafter shall not be applied in this case.
(4)Choice of Law: The Company and Employee expressly agree that this Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York, without regard to its conflict of laws rules. The parties further agree that a court of competent jurisdiction in Oregon is the proper venue for, and shall have exclusive jurisdiction over, any dispute or enforcement action regarding this Agreement.
(5)Non-Admission of Wrongdoing: This Agreement does not constitute an admission by the Company of a violation of any federal, state, or local laws. It is further understood and agreed that this settlement is a compromise of a real or potential dispute and that the promises of the Company are not to be construed as an admission of liability, but rather that liability is expressly denied.
(6)Merger Clause: This Agreement contains the entire and only agreement between the Company and Employee regarding the subject matter of this Agreement. To the extent there are any restrictive covenants, confidentiality agreements, arbitration agreements, or the like including but not limited to that certain Employment Agreement dated July 30, 2015, including its incorporated Confidential Information and Invention Assignment Agreement, which, by their terms or by operation of law, survive the termination of

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Employee’s employment, the obligations of this Agreement will supplement, but not replace such agreements. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned, and withdrawn, and are without legal effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to sign this Agreement, except for those set forth in this Agreement.
(7)Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and personal representatives.
(8)Amendment: This Agreement may not be amended except by written agreement signed by both parties, which specifically refers to this Agreement.
(9)Effective Date: This Agreement shall, upon execution by Employee, immediately become effective and enforceable (“General Effective Date”), except for the waiver of ADEA claims which shall not become effective or enforceable until the expiration without exercise of the seven (7) day revocation period described in Section D.(4), above (“ADEA Effective Date”).
(10)Section 409A: It is intended that all payments payable under this Agreement satisfy, to the greatest extent possible, the short-term deferral, separation pay, or other available exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder. To the extent any payments under this Agreement are considered “deferred compensation” under Code section 409A, each installment payment thereof shall be treated as part of a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii) and each payment shall be interpreted in a manner so as to comply with section 409A including, but not limited to, delays of payments to specified employees if required. Although the Company intends all payments under this Agreement to be exempt from, or to comply with, the requirements of Code Section 409A, the Company does not warrant that any such payments will qualify for favorable tax treatment under Code section 409A or any other provision of federal, state, or local law.
(11)Counterparts: The Parties may execute this Agreement in counterparts, and execution in counterparts shall have the same force and effect as if all Parties had signed the same instrument.
(12)Electronic Signatures: Any Party may execute this Agreement by electronic signature, which the Parties agree is the legal equivalent of a handwritten signature.
G.EMPLOYEE’S ASSURANCES TO THE COMPANY

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This Agreement is a legal document with legal consequences. The Company wants to be certain that Employee fully understands the legal effect of signing this Agreement. Employee, therefore, makes the following assurances to the Company:
(1)I have carefully read the complete Agreement.
(2)The Agreement is written in language that I understand.
(3)I understand all of the provisions of this Agreement.
(4)I understand that this Agreement is a waiver of any and all claims I may have against the Company and all the other Released Parties.
(5)I willingly waive any and all claims, known and unknown, in exchange for the promises of the Company in this Agreement, which I acknowledge constitute valuable consideration that I am not otherwise entitled to receive. I understand that I am not releasing any claims that arise after I sign this Agreement.
(6)I enter this Agreement freely and voluntarily. I am under no coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.
(7)I understand that this Agreement is a contract. As such, I understand that either party may enforce it.

AGREED:

Anu Muralidharan

/s/ Anu Muralidharan 12/29/2025
Employee Signature    Date

Expensify, Inc.

By:/s/ Ryan Schaffer 12/29/2025
    Date

Its: Chief Financial Officer
(Job Title)

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ATTACHMENT A

MEDICARE INFORMATION AND AUTHORIZATION FORM

The Center for Medicare & Medicaid Services (CMS) is the federal agency that oversees the Medicare program. In certain situations, Medicare may make a “conditional payment” so as not to inconvenience the beneficiary, and seek to recover the payments later. When an individual receives severance or other payments in exchange for a release of claims, Section 111 of the Medicare, Medicaid and SCHIP Extension Act (MMSEA), requires the Company to determine whether the individual is a Medicare Beneficiary and, if so, to report the severance or other payment and related information.

Please review this picture of the Medicare card to determine if you have, or have ever had, a similar Medicare card and complete Sections I and II of this Form.

Medicare card.

MEDICARE HEALTH INSURANCE

1-800-MEDICARE (1-800-633-4227)

NAME OF BENEFICIARY
JANE DOE

MEDICARE CLAIM NUMBER
000-00-0000-A

SEX
FEMALE

IS ENTITLED TO		EFFECTIVE DATE
HOSPITAL	**(PART A)**	**07-01-1986**
HOSPITAL	**(PART B)**	**07-01-1986**

SAMPLE

SIGN
HERE

DO NOT SEND CLAIMS FOR PAYMENT OF
MEDICARE BENEFITS TO THIS (↓) ADDRESS

Section I

Are you presently, or have you ever been, enrolled in Medicare Part A or Part B?				□Yes		□No
Full Name: (Please print the name exactly as it appears on your SSN or Medicare card if available.)

Medicare Claim Number:			Date of Birth (Mo/Day/Year)	-	-

Social Security Number: (If Medicare Claim Number is Unavailable)	-	-	Sex	□Female	□Male

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Section II

I authorize Expensify, Inc. (the “Company” and/or the Company’s insurers/agents to run a query with CMS to determine my Medicare eligibility and enrollment status (i.e. whether I am a Medicare Beneficiary). If CMS identifies me as a Medicare Beneficiary, I further authorize the Company and/or the Company’s insurers/agents to take all necessary steps to report any required information in connection with any severance or other payments I will receive in exchange for a release of claims. I understand that the information requested is to enable the Company and/or the Company’s insurers/agents to meet any mandatory reporting obligations under Medicare law. The information provided for confirmation of my Medicare status, including my name, gender, date of birth, and Social Security Number, is complete, accurate, and current.

Name (Please Print)

Signature    Date

If you have completed Sections I and II above, stop here and submit this form to the Company. If you are refusing to provide the information requested in Sections I and II, proceed to Section III.

Section III

Name (Please Print)

For the reason(s) listed below, I have not provided the information requested. I understand that if I am a Medicare Beneficiary and I do not provide the requested information, I may be violating obligations to assist Medicare in coordinating benefits to pay my claims correctly and promptly.

Reason(s) For Refusal To Provide Requested Information:

Signature of Person/Guardian Completing Section III    Date

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ATTACHMENT B

STATEMENT REGARDING SEPARATION

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Resignation of Director and Chief Operating Officer

On December 29, 2025, Anu Muralidharan informed the Board of Directors (the "Board") of Expensify, Inc. (the "Company") of her decision to resign from her position of Chief Operating Officer of the Company and member of the Board, as well as all other positions she held as a member of any committee of the Board, effective December 29, 2025.  The decision by Ms. Muralidharan to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective as of Ms. Muralidharan's departure as Chief Operating Officer, Daniel Vidal, the Company's Chief Strategy Officer, will assume her responsibilities. Ms. Muralidharan is assisting with the transition, and the Company does not anticipate any disruption to its operations or strategic roadmap.

Separation Agreement

In connection with her departure from the Company, on December 29, 2025, the Company entered into a Separation Agreement with Ms. Muralidharan (the “Separation Agreement”), pursuant to which, among other things, Ms. Muralidharan will be entitled to receive $550,000, inclusive of attorney’s fees, 2/3 of which is payable within 30 days of the ADEA Effective Date (as defined in the Separation Agreement) and the remaining 1/3 of which is payable 90 days following the initial payment. These payments and benefits will be provided to Ms. Muralidharan in exchange for a release of claims in favor of the Company and its affiliates and continued compliance with the Separation Agreement and any restrictive covenants.
The foregoing description of the Separation Agreement is not complete and is subject to and qualified in its entirety by the terms of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Appointment of Director

On December 29, 2025, the Board appointed Carlos Alvarez Divo, the Company's Director of Engineering, to fill the vacancy created by the resignation of Ms. Muralidharan, effective as of December 29, 2025. Mr. Alvarez Divo was also appointed to serve as a member of the Executive Committee and Compensation Committee of the Board. Mr. Alvarez Divo will serve as a director until the Company’s 2026 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified, or upon his earlier resignation, retirement or other termination of

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service.

Mr. Alvarez Divo has served as the Company’s Director of Engineering since February 2019. Mr. Alvarez Divo previously served as our Head of Core Services from April 2016 to February 2019, Head of Mobile from November 2014 to April 2016, and our Head of Web from October 2013 to November 2014.

Mr. Alvarez Divo will not receive any compensation as a member of the Board. Mr. Alvarez Divo has entered into the Company’s standard form of indemnity agreement for directors of the Company, pursuant to which the Company, subject to specified conditions, will indemnify Mr. Alvarez Divo to the fullest extent permitted by applicable law for all expenses and liabilities incurred in connection with any threatened, pending or completed proceeding arising out of his service to the Company, including the advancement of expenses in certain circumstances. A copy of the form of indemnification agreement is included as Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2025. There is no arrangement between Mr. Alvarez Divo and any other person pursuant to which Mr. Alvarez Divo was appointed as a director. Mr. Alvarez Divo does not have any family relationships with any of the Company’s directors or executive officers. From January 1, 2024 through December 29, 2025, Mr. Alvarez Divo received an aggregate of $1,889,362 cash compensation and $337,325 stock-based compensation in connection with his employment with us as Director of Engineering. Mr. Alvarez Divo does not have any other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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